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                                                                  Exhibit 23.(A)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in the Prospectus of the Polaris Choice Variable Annuity, which constitutes part of this Registration Statement on Form S-3, of our report dated April 15, 2005 appearing on page F-1 of First SunAmerica Life Insurance Company's Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 31, 2005, relating to the financial statements of FS Variable Separate Account of First SunAmerica Life Insurance Company in such Prospectus. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Prospectus.



PricewaterhouseCoopers LLP
Los Angeles, California
April 27, 2005